Exhibit 99.1

AerSale® Announces Appointment of Two New Board Members and Upcoming Board Transitions

MIAMI, Florida – April 3, 2025 -- AerSale Corporation (Nasdaq: ASLE) (the “Company”), a leading provider of aviation products and services, today announced the appointment of Carol DiBattiste and Thomas Mitchell to its Board of Directors. Ms. DiBattiste will fill the vacancy created by the departure of Jonathan Seiffer on March 14, 2025, while Mr. Mitchell joins as an additional Board member.

Carol DiBattiste has a distinguished record of government service, having served as Honorable Under Secretary of the U.S. Air Force (DOD), Deputy Administrator of the Transportation Security Administration (TSA, DHS), Deputy U.S. Attorney for the Southern District of Florida, Director of the Executive Office for United States Attorneys (DOJ), and Executive in Charge and Vice Chairman of the Board of Veterans Appeals for the Department of Veterans Affairs (VA). She also served on active duty in the U.S. Air Force. In addition to her public sector leadership, she has extensive experience in corporate governance, regulatory compliance, and cybersecurity. She has held executive positions at public companies, including serving as Chief Legal & Compliance Officer at QOMPLX, and Comscore (Nasdaq: SCOR), as well as senior executive roles at Education Management Corporation (Nasdaq: EDMC), GeekNet (Nasdaq:GKNT), Reed Elsevier and LexisNexis (NYSE: RELX).  Ms. DiBattiste also brings prior public board experience, serving as Chair of AEYE (Nasdaq: LIDR), and as a board member of Climb Global Solutions (Nasdaq: CLMB). Her expertise in risk management, compliance, and transformation will provide valuable insights to AerSale’s Board.

Thomas Mitchell is a seasoned executive with extensive experience in global supply chain management, procurement, and manufacturing operations. He has held leadership roles across the aviation, healthcare, and transportation industries, driving operational efficiency and financial performance. As Chief Procurement Officer at GE Healthcare and Akumin, he led large-scale sourcing and logistics operations, optimizing cost and cash flow. As President of iAero Thrust, he modernized engine MRO operations, spearheading facility upgrades and leading a successful business sale. His expertise includes supplier development in China, business integration in Germany, and the establishment of a major manufacturing site in India for GE. His strategic insights and hands-on leadership will bring valuable perspectives to AerSale’s Board.

Additionally, AerSale announces that Peter Nolan, the current Lead Independent Director, and General C. Robert Kehler have notified the Board that they will not be standing for re-election at the company’s annual stockholders meeting on June 5, 2025. Both Mr. Nolan and General Kehler will continue to serve in their roles until that date. Following the completion of all board member transitions, the AerSale Board will remain comprised of seven members.

“We are pleased to welcome Carol and Thomas to our Board and look forward to their contributions as we continue executing on our strategic initiatives,” said Nicolas Finazzo, CEO and Chairman of the Board of AerSale. “Their experience and leadership will be invaluable in guiding our growth. At the same time, we extend our sincere gratitude to Peter Nolan and General Kehler for their years of service and dedication to AerSale. Their expertise and leadership have been instrumental in shaping the company’s direction, and we appreciate their invaluable contributions to our success.”

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to comply with regulatory mandates and/or to enhance aircraft performance and operating economics (e.g. AerSafe®, AerTrak®, and AerAware™).

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AerSale: Jackie Carlon

Telephone: (305) 764-3200

Email: media.relations@aersale.com

Investor:

AerSale:AersaleIR@icrinc.com

Source: AerSale Corporation